Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces November 30, 2015 Assets Under Management
New York, NY, December 8, 2015 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management decreased to $476 billion during November 2015 from $478 billion at the end of October. The 0.4% decline was driven by market depreciation, with foreign currency movements a contributing factor, partly offset by modest total firmwide net inflows. By channel, net flows were positive in Institutions and negative in both Retail and Private Wealth.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At November 30, 2015				At Oct 31
					2015

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$27	$47	$39	$113	$113
Passive	20	27	1	48	48
Total Equity	47	74	40	161	161

Fixed Income
Taxable	145	56	10	211	213
Tax-Exempt	2	11	20	33	33
Passive	—	10	—	10	10
Total Fixed Income	147	77	30	254	256

Other(1)	46	7	8	61	61
Total	$240	$158	$78	$476	$478

	At October 31, 2015

Total	$241	$159	$78	$478

(1) Includes Multi Asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2014 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At September 30, 2015, AB Holding owned approximately 36.2% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 63.4% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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